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                                                                      EXHIBIT 12


         Statement Re: Computation of Ratio of Earnings to Fixed Charges
                      (amounts in thousands, except ratios)

                                                                                       Year Ended December 31,
                                                                 -------------------------------------------------------------------
                                                                  2004           2003           2002           2001           2000
                                                                 -------        -------        -------        -------        -------
Pre-tax income from continuing
   operations ...........................................        $59,935        $51,926        $39,166        $45,205        $63,526
                                                                 =======        =======        =======        =======        =======

Fixed Charges:
    Interest expense ....................................        $ 9,589        $ 6,289        $ 1,885         $4,968        $ 1,140
    Amortized premiums ..................................             --             91             61             61             61
    Interest component of rental expense(1)  ............            673            554            479            692            648
                                                                 -------        -------        -------        -------        -------
Total Fixed Charges .....................................        $10,262        $ 6,934        $ 2,425        $ 5,721        $ 1,849
                                                                 =======        =======        =======        =======        =======
Pre-tax income from continuing
    operations plus fixed charges .......................        $70,197        $58,860        $41,591        $50,926        $65,375
                                                                 =======        =======        =======        =======        =======

Ratio of Earnings to Fixed Charges ......................           6.8x           8.5x          17.2x           8.9x          35.4x

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The Company has adopted Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets," effective with the year beginning January 1, 2002. If the Company had adopted this accounting change beginning January 1, 2000, and had not amortized goodwill as under prior accounting policies, the ratio of earnings to fixed charges would have been 36.2x and 9.5x for the years ended December 31, 2000 and 2001.

(1) Represents appropriate portion (1/3) of rental expense.